Exhibit 10.2

HEALTHAXIS / PREFERRED CONVERSION

AND TERMINATION AGREEMENT

This HealthAxis / Preferred Conversion and Termination Agreement (this “Agreement”), dated as of the 11 day of August, 2008, is entered into by and between HealthAxis Inc., a Pennsylvania corporation (“Company”), and LB I Group Inc., a                            corporation (“Lehman”).

Recitals

WHEREAS, on May 12, 2004, Company, Lehman and other holders of Company’s Series A Convertible Preferred Stock, par value $1.00 per share (the “Preferred Stock”), entered into that certain Preferred Stock Modification Agreement (the “Preferred Stock Modification Agreement”), pursuant to which the parties thereto agreed to modify the terms of the Preferred Stock and for Company to issue to Lehman and the other holders of Preferred Stock warrants to purchase shares of Company’s common stock;

WHEREAS, on June 30, 2004, the transactions contemplated by the Preferred Stock Modification Agreement were closed and, as a result, the shares of Preferred Stock then held by Lehman were modified and Company issued to Lehman Warrant No. 2004-03 providing for the right to purchase up to 387,117 shares of Company’s common stock (the “Warrant”);

WHEREAS, on June 30, 2004, Company, Lehman and the other holders of Preferred Stock entered into that certain Investor Rights Agreement and that certain Registration Rights Agreement (the “Registration Rights Agreement” and, collectively with the Preferred Stock Modification Agreement and the Investor Rights Agreement, the “Preferred Investment Agreements”);

WHEREAS, each of the Preferred Stock Modification Agreement and the Investor Rights Agreement provides that such agreement can be amended only with the approval of Company and the holders of not less than 60% of the shares of Preferred Stock then outstanding and, as of the date of this Agreement, Lehman holds 740,401 shares of Preferred Stock (the “Outstanding Preferred Stock”), constituting 100% of the currently outstanding shares of Preferred Stock;

WHEREAS, the Registration Rights Agreement provides that such agreement can be amended only with the approval of Company and the holders of not less than 60% of the “registrable securities” (as defined in the Registration Rights Agreement) then outstanding and, as of the date of this Agreement, Lehman holds in excess of 60% of the currently outstanding “registrable securities;”

WHEREAS, Company, BPO Management Services, Inc., a Delaware corporation (“BPOMS”), and Outsourcing Merger Sub, Inc., a Delaware corporation (“Merger Sub”), are parties to that certain Agreement and Plan of Merger dated of even date herewith (the “Merger Agreement”), pursuant to which it is expected that BPOMS and Merger Sub will merge, BPOMS will become a wholly-owned subsidiary of Company, and Company will issue shares of its capital stock to the stockholders of BPOMS, all as more particularly described in the Merger Agreement (the “Merger”);

WHEREAS, it is a condition to BPOMS’ execution of the Merger Agreement that Company and Lehman enter into this Agreement; and

WHEREAS, subject to and in the event of the consummation of the Merger, Company and Lehman desire to provide for the conversion of the Outstanding Preferred Stock into shares of Company’s common stock and the cancellation and termination of the Warrant and the Preferred Investment Agreements in consideration of the anticipated benefits to be received by Company and Lehman as a result of the consummation of the Merger.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto do hereby agree as follows:

1.               Conversion of Outstanding Preferred Stock.  Lehman does hereby agree with Company that, effective as of the date of consummation of the Merger, all shares of Outstanding Preferred Stock shall be converted into shares of Company’s common stock in accordance with the terms of Company’s Amended and Restated Certificate of Designation of Series A Convertible Preferred Stock dated as of June 30, 2004 (the “Certificate of Designation”).

2.               Cancellation and Termination of Warrant and Related Agreements.  Lehman and Company do hereby agree that, effective as of the date of consummation of the Merger, the Warrant and the Preferred Investment Agreements shall automatically be cancelled and terminated without any further action by any party thereto.

3.               Representations and Agreements.

(a)                                  Each of Company and Lehman represents and warrants to the other that (i) it is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) it has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder, (iii) the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary actions on its part, and (iv) this Agreement has been duly executed and delivered by it, and assuming due authorization, execution and delivery by the other, constitutes a valid and binding agreement of it, enforceable against it in accordance with the terms of this Agreement, except as enforcement may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or other laws now or hereafter in effect affecting creditors’ rights generally and the effect of general principles of equity.

(b)                                 Each of Company and Lehman represents and warrants to the other that (i) neither the execution and delivery of this Agreement nor the performance by it of its obligations hereunder will result in a violation of, or a default under, or conflict with, its governing documents or any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which it is a party or by which it is bound, except as would not prevent, delay or otherwise materially impair its ability to perform its obligations hereunder.

(c)                                  Lehman hereby represents and warrants to Company that it has complete ownership and good title to the Outstanding Preferred Stock and the Warrant, free and clear of all liens or any encumbrances, and that it has not transferred or attempted to transfer the Outstanding Preferred Stock or the Warrant to any other party.  Each of Company and Lehman represents and warrants to the other that it retains its respective rights and obligations under the Preferred Investment Agreements, and that it has not transferred or attempted to transfer any of such rights and obligations to another party.

(d)                                 Lehman represents and warrants to Company that it has reviewed and evaluated all statements, reports and other documents filed by Company with the Securities and Exchange Commission, that it has reviewed and evaluated the terms of the Merger Agreement and all documents, agreements, schedules and exhibits contemplated thereby, and that it has had the opportunity to request and has received any and all further information relating to Company, the Merger and any other relevant matters that it has requested.

(d)                                 Lehman agrees that during the term of this Agreement it shall not sell, pledge, assign or otherwise transfer or attempt to transfer the Outstanding Preferred Stock or the Warrant or its rights or obligations under the Preferred Investment Agreements to any other party.

4.               Release of Claims. For the purposes and consideration set forth herein, and subject to and effective with the conversion of the Outstanding Preferred Stock and the cancellation and termination of the Warrant and the Preferred Investment Agreements, each of Lehman and Company hereby releases and discharges the other and its respective affiliates, shareholders, subsidiaries, owners, directors, officers, agents, attorneys, employees, trustees, independent contractors, successors and assigns of and from any and all charges, complaints, liabilities, obligations, restrictions, debts, promises, agreements, controversies, damages, actions, losses, expenses (including attorneys’ fees and costs), claims, rights, demands, causes of action or suits in equity, of any and every kind or character, in contract or tort, whether known or unknown, arising under, relating to or in connection with the Outstanding Preferred Stock, the Warrant or the Preferred Investment Agreements.

5.               Agreement Subject to Consummation of Merger. Notwithstanding anything contained herein, this Agreement shall terminate and shall be null and void and of no further legal effect upon the termination of the Merger Agreement in accordance with its terms.

6.               Governing Law. This Agreement shall be governed, construed and interpreted in accordance with the internal substantive laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of law of such jurisdiction.

7.               Binding Effect. This Agreement shall be binding on and inure to the benefit of the parties and their respective successors and assigns.

8.               Entire Agreement. The Certificate of Designation, the Warrant, the Preferred Investment Agreements and this Agreement represent the entire agreement between the parties with respect to the subject matter thereof and hereof and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten agreements between the parties as to the subject matter hereof.

9.               Modification.  This Agreement may be modified only by a written agreement signed by both parties hereto.

10.         Multiple Counterparts. This Agreement may be executed in any number of counterparts, each of which for all purposes is to be deemed an original, but all of which shall constitute, collectively, one agreement.

IN WITNESS WHEREOF, the undersigned have executed this HealthAxis / Preferred Conversion and Termination Agreement as of the date written above.

LB I Group Inc.

By:	/s/ John M. Devir
Name: John M. Devir
Title: Managing Director

HealthAxis Inc.

By:	/s/ John M. Carradine
Name: John M. Carradine
Title: CEO
Dated: September 5, 2008